                                                                    EXHIBIT 12.1



                           GOTHIC ENERGY CORPORATION
               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                (in thousands)

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
                                                YEARS ENDED DECEMBER 31,
                                         -----------------------------------
                                               HISTORICAL          PRO FORMA
                                         ----------------------    ---------
                                           1996          1997        1997
                                         --------      --------    ---------
Loss before income taxes
   and extraordinary item                $(4,508)      $(3,677)    $(11,529)

Add:
   Interest on indebtedness                1,460         6,996       25,850
   Non cash interest on indebtedness         ---           ---        8,400
   Amortization of debt
      discount and financing
      costs                                   69         1,804        1,631
                                         -------       -------     --------
Income as adjusted                        (2,979)        5,123       24,352


Fixed Charges:
   Interest on indebtedness                1,460         6,996       25,850
   Non cash interest on indebtedness         ---           ---        8,400
   Amortization of debt
      discount and financing
      costs                                   69         1,804        1,631
   Preferred dividends                     1,173           264        7,886
                                         -------       -------     --------
                                         $ 2,702       $ 9,064     $ 43,767

Ratio of earnings to fixed
   charges                                   ---           0.6          0.6
                                         =======       =======     ========
Insufficiency of earnings to
   cover fixed charges                   $(5,681)      $(3,941)    $(19,415)
                                         =======       =======     ========
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